Exhibit 99.2
PROTECT YOUR INVESTMENT IN TRICO
REJECT KISTEFOS’S NOMINATIONS AND PROPOSALS
VOTE THE WHITE PROXY CARD TODAY
June 3, 2009
Dear Fellow Stockholder:
Trico’s Annual Meeting on June 10, 2009 is fast approaching. Your vote is important no matter how many shares you own. We urge you to vote on the WHITE proxy card FOR Trico’s nominees – Joseph S. Compofelice and Ben A. Guill – and AGAINST the Kistefos proposals. Vote the WHITE proxy card by signing, dating, and returning the WHITE proxy card in the postage paid envelope provided. Please discard any blue proxy cards you receive from Kistefos and vote the WHITE proxy card today.
Despite our attempt to avoid a costly and disruptive proxy contest, Kistefos has insisted upon and continues to demand two representatives on the Trico Board. Furthermore, Kistefos has failed to provide any concrete plan for the “change” that it seeks at Trico, and the poor performance of certain Kistefos investments casts doubt on its self-proclaimed investment expertise. Your Board is concerned that Kistefos is simply attempting to gain influence over your Company to further its own business interests, which may be in conflict with the interests of all Trico stockholders.
Conversely, Trico’s Board is composed of seasoned business and financial leaders who are actively engaged in building long-term value for all Trico stockholders. Your Board of Directors unanimously recommends that stockholders vote AGAINST Kistefos’s proposals by signing, dating and returning the WHITE proxy card. Please do not return any proxy cards sent to you by Kistefos, even as a protest vote, as only your latest dated proxy card will count in this critical vote.
WHY IS KISTEFOS SEEKING TWO BOARD SEATS INSTEAD OF ONE?
In its May 27, 2009 letter to you, Kistefos concedes that Trico stockholders are asking:
“Why is Kistefos seeking two Board seats instead of one?”
We think that’s a good question!
Since Kistefos publicly initiated its proxy contest, Trico’s management team and Board have met with Kistefos’s nominees and representatives on numerous occasions. During those meetings, we asked the same question—why two seats?
We do not think Trico, or any public company, needs two representatives from one organization on its Board. Reluctantly, but in the spirit of cooperation and in an attempt to avoid a costly and disruptive proxy contest, your Board proposed that the Board be expanded to eight directors and that one Kistefos nominee, Christen Sveaas, be nominated for the eighth seat at the Annual Meeting. Mr. Korsvold was not part of the proposal as the Board believes he is an undesirable director candidate. Kistefos rejected Trico’s reasonable compromise to support the election of one Kistefos nominee to our Board. Recently, Glass Lewis, shareholder proxy advisors, in addition to recommending a vote for Mr. Compofelice and Mr. Guill, recommended a vote AGAINST Mr. Korsvold.
Clearly, the professional alignment between the Kistefos nominees raises a legitimate concern that Kistefos’s private business interests may be in conflict with the interests of all Trico stockholders. As Kistefos states in its proxy statement, “We are not soliciting your vote to implement a pre-determined business plan....” Kistefos’s insistence on obtaining two seats may lead you to question Kistefos’s real agenda – is this just a transparent attempt at an opportunistic time to greatly increase its influence over your Company in order to further its own private business interests?
THE POOR PERFORMANCE OF KISTEFOS’S INVESTMENTS
IN PUBLIC COMPANIES CONTRADICTS
ITS CLAIM TO INVESTMENT EXPERTISE
In addition to asking why one organization needs two representatives on the Trico Board, you should ask yourself, why these two nominees? What is so compelling about putting these two particular individuals on your Board – individuals who have never presented any concrete plan for the “change” they seek, despite repeated requests from your Board? Nominees who have told you half the story about their investment expertise, conveniently leaving out the poor performance they’ve brought to Global IP Systems and Viking Drilling. Mr. Sveaas led Viking Drilling during a period when drilling activity was booming; nevertheless, Viking Drilling’s equity value has been completely erased through a bankruptcy filing, and it continues to struggle to sell assets.

THE TRICO BOARD IS EXPERIENCED AND COMMITTED TO
ENHANCING VALUE FOR ALL STOCKHOLDERS
Your Board is actively engaged in pursuing solutions to improve our stock performance and reduce our debt structure. Your Board is composed of seasoned business and financial leaders who are actively engaged in building long-term stockholder value. This Board, with the exception of one director, was appointed by a committee of shareholders in 2005 and has managed through the exceptionally difficult times we and others are now facing. We are confident that we have the right strategies in place. In 2008, Trico’s Board made the difficult but necessary strategic decision to de-emphasize the offshore supply vessel business (OSV) and expand our operations into the subsea service segment (Subsea). We are optimistic about our growth prospects in Subsea in spite of weakened global economic conditions. Our continued commitment to enhancing stockholder value is reflected in our prudent preservation of liquidity, our optimization of Subsea service and vessel utilization with national oil companies and international majors, and our focus on cost containment in the OSV segment. This Board has a plan to maximize value for all stockholders and the expertise to guide management in its implementation.
PROTECT YOUR INVESTMENT IN TRICO
REJECT KISTEFOS’S NOMINATIONS AND PROPOSALS
Your Board of Directors unanimously recommends that stockholders vote AGAINST Kistefos’s proposals. We urge you to act today to protect your investment — vote AGAINST Kistefos’s nominees and proposals by signing, dating and returning the WHITE proxy card. Please do not return any proxy cards sent to you by Kistefos, even as a protest vote, as only your latest dated proxy card will count in this critical vote.
Thank you.
On behalf of the Board of Directors,

/s/ Joseph S. Compofelice	/s/ M. W. Scoggins
Joseph S. Compofelice	M. W. Scoggins
Chairman of the Board of Directors	Lead Director

If you have questions or need assistance voting your WHITE proxy card please contact:
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
Or Toll-Free (800) 322-2885
About Trico Marine Group
The Trico Marine Group is an integrated provider of subsea, trenching and marine support vessels and services. Trico’s towing and supply division provides a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment, and support for the construction, installation, repair and maintenance of offshore facilities. Trico’s subsea services and trenching/installation divisions control a well equipped fleet of vessels and operate a fleet of modern ROVs and trenching and other subsea protection equipment. The Trico Marine Group is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the Gulf of Mexico.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Important Information
In connection with the solicitation of proxies, on May 13, 2009, Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2009 annual meeting of stockholders. Trico stockholders are strongly advised to read these documents as they contain important information. Stockholders may obtain Trico’s proxy statement, a form of WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov. Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by directing a request to Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, Attn: Corporate Secretary, or calling (713) 780-9926. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll- free or by email at proxy@mackenziepartners.com. Trico and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with its 2009 annual meeting. Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.
Forward Looking Language
Certain statements in this letter that are not historical fact may be “forward looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the Company’s beliefs and expectations and information concerning possible or assumed future performance or results of operations, and are not guarantees. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

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